Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in Pre-Effective Amendment No. 1 to the 1933 Act Registration Statement (Form S-3 No. 333-267670) and related Prospectuses of The Lincoln National Life Insurance Company for the offering of interests in the Lincoln Level Advantage 2 B-Share index-linked annuity contracts, the Lincoln Level Advantage 2 Access index-linked annuity contracts, the Lincoln Level Advantage 2 Advisory index-linked annuity contracts, the Lincoln Level Advantage 2 Advisory Class index-linked annuity contracts, and in the Lincoln Level Advantage 2 Select index-linked annuity contracts, and to the incorporation by reference therein of our report dated March 8, 2022, with respect to the consolidated financial statements and schedules of The Lincoln National Life Insurance Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
January 25, 2023